                                                                  EXHIBIT (a)(1)

                       ASPECT COMMUNICATIONS CORPORATION

                 OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                UNDER THE ASPECT TELECOMMUNICATIONS CORPORATION
                            1989 STOCK OPTION PLAN,
              THE VOICETEK CORPORATION 1992 EQUITY INCENTIVE PLAN,
            THE VOICETEK CORPORATION 1996 EQUITY INCENTIVE PLAN AND
           THE ASPECT COMMUNICATIONS CORPORATION 1996 EMPLOYEE STOCK
                            OPTION PLAN, AS AMENDED,
              TO PURCHASE COMMON STOCK, PAR VALUE $0.01 PER SHARE
          FOR NEW OPTIONS UNDER THE ASPECT COMMUNICATIONS CORPORATION
                  1996 EMPLOYEE STOCK OPTION PLAN, AS AMENDED


                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                 AT 11:59 P.M., PACIFIC TIME, ON JUNE 19, 2001,
                         UNLESS THE OFFER IS EXTENDED.



   Aspect Communications Corporation ("Aspect" or the "Company") is offering to exchange certain outstanding options to purchase shares of our common stock granted under the Aspect Telecommunications Corporation 1989 Stock Option Plan (the "1989 Plan"), the Voicetek Corporation 1992 Equity Incentive Plan (the "1992 Voicetek Plan"), the Voicetek Corporation 1996 Equity Incentive Plan (the "1996 Voicetek Plan"), and the Aspect Communications Corporation 1996 Employee Stock Option Plan, as amended (the "1996 Plan") (collectively, the "Plans"), for new options we will grant under the 1996 Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). Executive officers, members of the Board of Directors and the Executive Management Committee ("EMC") of Aspect are not eligible to participate in this offer. The number of shares of common stock subject to new options to be granted to each optionholder will be equal to the number of shares subject to the options tendered by such optionholder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. You may tender options for the shares of common stock subject to any or all of your option grants, but you may not tender only a portion of the options for the shares of common stock subject to a particular grant. If you participate in this offer, you must tender all option grants made to you since December 19, 2000 if such options carry an exercise price lower than the other grants you wish to tender.

   This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in Section 6 of this offer to exchange.

   If you tender options for exchange as described in the offer, we will grant you new options under the 1996 Plan and a new option agreement between Aspect and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options will vest pursuant to the vesting schedule contained in the option agreement under which the option was originally granted. With respect to the new options, each optionholder will be given vesting credit for any time that the optionholder held the old options; however, vesting will be suspended during the time period beginning on the date the old options were cancelled and the date the new options are granted.

   ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

   Shares of our common stock are quoted on the Nasdaq National Market under the symbol "ASPT." On May 17, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $5.51 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

   THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Carrie Kovac or Christine Gorjanc, Stock Administration, Aspect Communications Corporation, 1310 Ridder Park Drive, San Jose, CA 95131.

                                   IMPORTANT

   If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Aspect Communications Corporation, 1310 Ridder Park Drive, San Jose, CA 95131, Attn:
Stock Administration, facsimile no. (408) 325-2766. Note that delivery by electronic mail will not be accepted.

   We are not making this offer to, nor will we accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to optionholders in any such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY ASPECT.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET.........................................................   1

INTRODUCTION...............................................................   5

THE OFFER..................................................................   6

 1. Number of Options; Expiration Date.....................................   6

 2. Purpose of the Offer...................................................   7

 3. Procedures for Tendering Options.......................................   8

 4. Withdrawal Rights......................................................   8

 5. Acceptance of Options for Exchange and Issuance of New Options.........   9

 6. Conditions of the Offer................................................  10

 7. Price Range of Common Stock Underlying the Options.....................  12

 8. Source and Amount of Consideration; Terms of New Options...............  12

 9. Information Concerning Aspect..........................................  17

10. Interests of Directors and Officers; Transactions and Arrangements
 Concerning the Options....................................................  18

11. Status of Options Acquired by Us in the Offer; Accounting Consequences
 of the Offer..............................................................  18

12. Legal Matters; Regulatory Approvals....................................  19

13. Material Federal Income Tax Consequences...............................  19

14. Extension of Offer; Termination; Amendment.............................  20

15. Fees and Expenses......................................................  21

16. Additional Information.................................................  21

17. Miscellaneous..........................................................  22

SCHEDULE A Information Concerning the Directors, Executive Officers and
 Members of the Executive Management Committee of Aspect Communications
 Corporation...............................................................  24

                               SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included section and/or page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

Why is Aspect offering an Option Exchange?

   Aspect is committed to providing long-term opportunities for its employees to share in the company's success through option programs. Due to difficult market conditions, many employees hold options with prices above today's market price. The Board of Directors and the executive team looked at several different ways to provide employees stock options with improved long-term financial potential. The Securities and Exchange Commission ("SEC") and Financial Accounting Standards Board ("FASB") outline stringent regulations on programs involving stock options. Financial reporting requirements have made re-pricing of options financially prohibitive for companies, effectively removing re-pricing as a tool for employers. See "Section 2--Purpose of the Offer."

How does the Option Exchange work?

   In short, you can cancel your outstanding options in exchange for new options issued approximately six months later. Under the plan, you are canceling your old options for the promise of an equal number of new options issued approximately six months later. This is a special program and is not likely to be repeated. See "Section 1--Number of Options; Expiration Date."

What is the price of the new options?

   It is impossible to predict what the price will be. The price of the new options will be determined by the Nasdaq closing price of Aspect's common stock on the date of issuance, which is anticipated to be in mid-December 2001. See "Introduction" and "Section 8--Source and Amount of Consideration; Terms of
New Options."

How will the new options be different from the old options?

   All new options will be granted under the 1996 Plan. If your old options were issued under the 1996 Plan your new options will have the same terms with the exception of a different exercise price and a new term (generally ten years from the date of the grant of the new option). If your old options were granted under the 1989 Plan, the 1992 Voicetek Plan or the 1996 Voicetek Plan, your new options will have an exercise price and a term that is different from your old options and there may be additional differences due to the fact that all new options will be granted under the terms of the 1996 Plan and subject to a new option agreement. See "Section 8--Source and Amount of Consideration; Terms of New Options."

Why is there a delay of approximately six months before the new options are granted?

   The "look-forward window" is required by accounting regulations. If we didn't have the window, the new options would be considered "variable awards" which would result in compensation expense, having a significant negative impact on Aspect's earnings. By implementing the look-forward window, we avoid having the options "charged" against our earnings. See "Section 5--Acceptance of Options for Exchange and

Issuance of New Options" and "Section 11--Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer."

If I participate, will I be granted other new options during this look-forward window?

   No. In accordance with accounting guidelines, employees taking part in the exchange program will not be granted additional options during the look-forward window. See "Section 5--Acceptance of Options for Exchange and Issuance of New Options."

Who can participate?

   Aspect employees. The program is voluntary. It's up to employees to choose whether or not to participate. The Company's executive officers, directors and the members of the Executive Management Committee are not eligible to participate in the offer to Exchange. See "Section 2--Purpose of the Offer" and "Section 10--Interests of Directors and Officers; Transactions and Amendments Concerning the Options."

Do I have to exchange all of my options?

   Employees can choose which grants they would like to cancel, with a few requirements. First, individual grants cannot be split. If you choose to exchange any of your options, you must exchange the entire grant. Second, the program requires a six-month look-back period. That means that if you choose to take part in the program, you must exchange all options issued in the six months prior to the cancellation deadline that have a lower price than the options you are exchanging. For example, if you are canceling a grant issued in 1998 at $18 a share, you would have to exchange any options granted since December 19, 2000 with an exercise price of less than $18 a share. For shares granted in the six-month look-back window above the $18 a share, the employee would have the choice of whether or not to exchange. See "Section 5--Acceptance of Options for Exchange and Issuance of New Options."

   Finally, the program only covers those options in a grant which have not previously been exercised.

Is there risk involved?

   By their nature, all stock option programs contain risk. No one knows what the stock price will be in the future. Under this program, employees who exchange grants are agreeing to subject their options to market fluctuations for approximately six months to determine the price of their new options. The price could end up being higher than the price of the options that were canceled. See "Section 7--Price Range of Common Stock Underlying the Options" and "Section 17--Miscellaneous."

What happens to my vesting?

   Vesting on the new grants will match the vesting from the old grants, and vesting will continue on the same schedule as before. However, vesting will not occur during the period between the cancellation deadline and the date the new options are issued (at least six months and a day). See "Section 8--Source and Amount of Consideration; Terms of New Options."

What if I leave the company?

   In order to receive new options, you must be an Aspect employee through the date that the new options are issued. If you cancel your options and leave for any reason before the new options are issued, you will not receive new options, nor will you get your old options back. See "Section 5--Acceptance of Options or Exchange and Issuance of New Options."

What if Aspect is acquired during the period between when options are exchanged and when the new grants are issued?

   We can't speculate on acquisitions. The status of new grants would depend on the terms and conditions set forth in agreements concerning the acquisition. See "Section 2--Purpose of the Offer" and "Section 6--Conditions of the Offer."

I have ISO (incentive stock option) grants. Will my new grant be ISOs also?

   For U.S. employees, the new option will be a nonstatutory option and granted out of the 1996 Plan, regardless of whether the option being canceled was a nonstatutory or an incentive stock option and whether the option being canceled was out of the 1989 Plan, the 1992 Voicetek Plan, the 1996 Voicetek Plan or the 1996 Plan. See "Section 8--Source and Amount of Consideration; Terms of New Options."

What are other tax implications?

   In general, the exchange will not be a taxable transaction in the U.S. We'll provide more details for international employees at various meetings. But you should consult your tax advisor for questions concerning the implications for your taxes. See "Section 13--Material Federal Income Tax Consequences."

What happens to the options I don't tender?

   Any options that you choose not to tender will continue to be subject to the terms of the plan and the option agreement under which they were originally granted. However, if you have incentive stock options that you decide not to tender, some of those incentive options may be converted into nonstatutory options as a result of the exchange offer. This is because all of your vested options will be treated as becoming exercisable as of the date of the offering which may cause you options to exceed the $100,000 limitation on incentive stock options. See "Section 13--Material Federal Income Tax Consequences."

How do I exchange my options?

   If you decide to participate, fill out and mail, fax or hand deliver the appropriate forms contained in the enclosed information packet. Be sure to sign the forms and fill in your employee number. Employee numbers can be found by looking up your name in the employee directory found on AspectNet.

   You will also receive an e-mailed version of your Personal Option Summary, giving the details of your option grants. Review the information carefully. You can also find your option grant information by going to www.optionslink.com.

   Forms must be received by Stock Administration by 11:59 p.m. Pacific Time on the day of the cancellation deadline, June 19, 2001. Remember, this is a receipt deadline. It's up to you to make sure your forms are received on time. Due to regulations, we cannot offer any individual extensions. Once your form is submitted, you'll receive a brief e-mail confirmation. A more detailed statement will be mailed to you a few weeks later. See "Section 3--Procedures for Tendering Options" and "Section 14--Extension of Offer; Termination; Amendment."

Can I change my mind after I've tendered my options for exchange?

   Yes, as long as you write a letter invalidating your previous tender of options and submit it prior to the close of the tender offer, you can withdraw your decision to exchange. It's important to remember that once the offer deadline is reached and we have accepted your options for exchange, Stock Administration must accept the last valid decision you submitted. See "Section 4--Withdrawal Rights" and "Section 14--Extension of Offer; Termination; Amendment."

Who can help me decide what to do?

   Exchanging options is a personal decision based on many factors, and each employee must make that decision. But we do have a great deal of information available to help you with the process. Members of the Human Resources and Finance team will hold meetings to explain the program. We have also set up a special hotline, 820-2840 (internal) or 1(408)325-2840 (external) and an e-mail box, OptionExhange@aspect.com, where you can ask questions. In addition, there is plenty of information available for your review through the Company and through public sources. See "Section 16--Additional Information."

                                  INTRODUCTION

   Aspect Communications Corporation ("Aspect" or the "Company") is offering to exchange certain outstanding options to purchase shares of our common stock granted under the Aspect Telecommunications Corporation 1989 Stock Option Plan (the "1989 Plan"), the Voicetek Corporation 1992 Equity Incentive Plan (the "1992 Voicetek Plan"), the Voicetek Corporation 1996 Equity Incentive Plan (the "1996 Voicetek Plan") and the Aspect Communications Corporation 1996 Employee Stock Option Plan, as amended (the "1996 Plan") (collectively the "Plans") for new options we will grant under the 1996 Plan. Directors, executive officers and members of our Executive Management Committee ("EMC") will not be eligible to participate in the offer. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "offer"). The number of shares of common stock subject to new options to be granted to each optionholder will be equal to the number of shares subject to the options tendered by such optionholder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the new options. You may tender options for all or a portion of the shares of common stock subject to your options but you must tender all options issued under an individual grant of options. In addition, if you participate you must tender all of the options issued to you since December 19, 2000, if such options carry an exercise price lower than the other grants you wish to tender.

   This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions which we describe in Section 6 of this offer to exchange.

   If you tender options for exchange, we will grant you new options under the 1996 Plan and a new option agreement between us and you. The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options will vest pursuant to the vesting schedule contained in the option agreement under which the options were originally granted, however, vesting will be suspended between the date the Company cancels the optionholder's options and the date the Company grants the new options. With respect to the new options, each optionholder will be given vesting credit for any time that the optionholder held the old options.

   As of May 18, 2001, options to purchase 1,982,051 shares of our common stock were issued and outstanding under the 1989 Plan; options to purchase 8,227,523 shares of our common stock were issued and outstanding under the 1996 Plan (which number includes options to purchase 7,945 shares of our common stock issued pursuant to the 1992 Voicetek Plan, and options to purchase 20,517 shares of common stock issued pursuant to the 1996 Voicetek Plan). The shares of common stock issuable upon exercise of options we are offering to exchange represent 88.3% of the shares of common stock issuable upon exercise of all options outstanding under the Plans as of May 18, 2001.

   All options accepted by us pursuant to this offer will be canceled.

                                   THE OFFER

1. Number of Options; Expiration Date.

   Upon the terms and subject to the conditions of the offer, we will exchange for new options to purchase common stock under the 1996 Plan all outstanding options under the Plans that are properly tendered and not validly withdrawn in accordance with Section 4 before the "expiration date," as defined below. You are not required to tender all of your eligible options, but you must tender all options issued to you in a particular grant, and if you tender any options under this offer, you must tender all of the options issued to you since December 19, 2000, if such options carry an exercise price lower than the other grants you wish to tender. See Section 5 for more information on eligible tenders.

   If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. Tendered options granted under the Plans will be replaced with the new options granted subject to the terms of the 1996 Plan and to a new option agreement between Aspect and you. It is important to note that all new options granted under the 1996 Plan will be nonstatutory options including new options that are replacing options that were granted under the 1989 Plan, the 1992 Voicetek Plan and the 1996 Voicetek Plan as incentive stock options. IF YOU ARE NOT AN EMPLOYEE OF ASPECT OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

   The term "expiration date" means 11:59 p.m., Pacific time, on June 19, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

   If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

  (a) (1) we increase or decrease the amount of consideration offered for the options;

    (2) we decrease the number of options eligible to be tendered in the offer; or

    (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

  (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

   For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

2. Purpose of the Offer.

   We issued the options outstanding under the Plans for the following purposes:

  . to provide our employees an opportunity to acquire or increase a proprietary interest in Aspect, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

  . to encourage our employees to continue their employment by us.

   Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize shareholder value.

   We are reserving the right to take any actions we deem necessary or appropriate that our Board of Directors believes is in the best interest of Aspect and its shareholders in the event of a merger or similar transaction. Such actions could include granting the new options prior to the scheduled six-month grant date set forth in Section 5, or terminating this offer. If we were to terminate this offer in connection with such a transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquirer or any other consideration for their tendered options.

   Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

  (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  (c) any material change in our present dividend rate or policy, or our indebtedness (other than customary lines of credit and secured indebtedness on real property) or capitalization;

  (d) any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

  (e) any other material change in our corporate structure or business;

  (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

  (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

  (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

  (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

  (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

   Neither we nor our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

3. Procedures for Tendering Options.

   Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents before the expiration date at Aspect Communications Corporation, 1310 Ridder Park Drive, San Jose, CA 95131, Attn:
Stock Administration.

   THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTIONHOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

   Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Upon our acceptance of your tendered options, we will send you a letter informing you that we have accepted your tendered options. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

   Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4. Withdrawal Rights.

   You may only withdraw your tendered options in accordance with the provisions of this Section 4.

   You may withdraw your tendered options at any time before 11:59 p.m., Pacific time, on June 19, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 11:59 p.m., Pacific time, on July 18, 2001, you may withdraw your tendered options at any time after that date.

   To validly withdraw tendered options, an optionholder must deliver to us at the address set forth on the back cover of this offer to exchange a written notice of withdrawal, or a facsimile thereof, with the required information, while the optionholder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the optionholder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the optionholder who tendered the options to be withdrawn exactly as such optionholder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

   You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 3.

   Neither Aspect nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. Acceptance of Options for Exchange and Issuance of New Options.

   Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If your options are properly tendered and accepted for exchange on June 19, 2001, the scheduled expiration date of the offer, you will be granted new options on or about December 20, 2001, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on a subsequent business day which is on or about the first business day at least six months and one day following the extended date.

   IF YOU TENDER OPTIONS IN THIS OFFER, WE WILL DEFER UNTIL THE GRANT DATE FOR YOUR NEW OPTIONS ANY GRANT TO YOU OF OTHER OPTIONS, IF ANY, SUCH AS ANNUAL, BONUS OR PROMOTIONAL OPTIONS, FOR WHICH YOU MAY BE ELIGIBLE BEFORE THE NEW OPTION GRANT DATE. SPECIFICALLY, WE RESERVE THE RIGHT TO DEFER SUCH GRANT TO YOU OF THESE OTHER OPTIONS, IF ANY, IF WE DETERMINE IT IS NECESSARY FOR US TO DO SO TO AVOID INCURRING COMPENSATION EXPENSE AGAINST OUR EARNINGS BECAUSE OF ACCOUNTING RULES THAT COULD APPLY TO THESE INTERIM OPTION GRANTS AS A RESULT OF THE OFFER. ANY SUCH GRANT OF THESE OTHER OPTIONS ARE IN THE DISCRETION OF THE BOARD OF DIRECTORS AND SUBJECT TO COMPLIANCE WITH LAW AND MARKET PRICES PREVAILING AT THE TIME OF THE GRANTS. ANY SUCH ACTUAL GRANTS OF THESE OTHER OPTIONS WILL THEREFORE BE MADE WHEN, AS AND IF DECLARED BY THE BOARD OF DIRECTORS.

   Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof you tender, subject to adjustments for any stock splits, stock dividends and similar events. IF YOU ARE NOT AN EMPLOYEE OF ASPECT OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

   If you have received more than one grant of options and you wish to tender options under this offer, you do not have to tender the options you received under all of your option grants. However, you must tender all the options that were issued in a particular option grant to you. For example, if you hold an option to purchase 5,000 shares of our common stock at an exercise price of $25.00 per share and an option to purchase 2,000 shares of our common stock at $40.00 per share, you may tender none of your eligible options, all 5,000 options under the first option grant, all 2,000 options under the second option grant, or all 7,000 options under both option grants. Thus, in this example, you may not tender 1,000 shares (or any other partial amount) under the first option grant. IN ADDITION, IF YOU TENDER ANY OPTIONS UNDER THIS OFFER, YOU MUST TENDER ALL OPTIONS YOU RECEIVED IN ALL OPTION GRANTS TO YOU SINCE DECEMBER 19, 2000, IF SUCH OPTIONS CARRY AN EXERCISE PRICE LOWER THAN THE OTHER GRANTS YOU WISH TO TENDER.

   For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering optionholder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.Conditions of the Offer.

   Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 22, 2001 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

   (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Aspect Communications or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

   (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

    (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

    (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

    (3) materially impair the contemplated benefits of the offer to us; or

    (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Aspect or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

   (c) there shall have occurred:

    (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

    (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

    (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

    (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

    (5) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, (i) could have a material adverse effect on the business, condition (financial or other), operations or prospects of Aspect or our subsidiaries or on the trading in our common stock, or (ii) makes it inadvisable to proceed with the offer;

    (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

   (d) there shall have occurred any change in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

   (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

    (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC;

    (2) any such person, entity or group that has filed a Schedule 13D or
        Schedule 13G with the SEC shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

    (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

   (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Aspect or our subsidiaries that, in our reasonable judgment, is or may be material to Aspect or our subsidiaries.

   The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.Price Range of Common Stock Underlying the Options.

   Our common stock is quoted on the Nasdaq National Market under the symbol "ASPT." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market. All share prices have been retroactively adjusted to reflect any splits of our common stock.

Quarter Ended                                                       High   Low
-------------                                                      ------ ------

March 31, 2001.................................................... $14.19 $ 4.09

December 31, 2000.................................................  22.75   7.06

September 30, 2000................................................  45.06  15.69

June 30, 2000.....................................................  49.38  26.00

March 31, 2000....................................................  69.94  32.50

December 31, 1999.................................................  43.50  15.38

September 30, 1999................................................  17.69   9.63

June 30, 1999.....................................................  10.75   6.00

March 31, 1999....................................................  17.38   6.00

   As of May 17, 2001, the last reported sale price of our common stock as reported by the Nasdaq National Market was $5.51 per share.

   WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.Source and Amount of Consideration; Terms of New Options.

   Consideration. We will issue new options to purchase common stock under the Plans in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each optionholder will be equal to the number of shares subject to the options tendered by such optionholder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, excluding the eligible options held by directors, executive officers and members of our Executive Management Committee, none of whom are eligible to participate in the offer, we will grant new options to purchase a total of 9,013,698 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 17.5% of the total shares of our common stock outstanding as of May 18, 2001.

   Terms of New Options. Tendered options granted under the Plans will be replaced with new options that will be granted subject to the terms of the 1996 Plan and to a new option agreement between Aspect and you, this includes options that were originally granted under either the 1992 Voicetek Plan and the 1996 Voicetek Plan (together, the "Voicetek Plans") and assumed by Aspect as a result of Aspect's purchase of Voicetek Corporation. It is important to note that all new options granted under the 1996 Plan will be nonstatutory options including new options that are replacing options that were granted under the 1989 Plan and the

Voicetek Plans as incentive stock options. Except with respect to the exercise price and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange with the exception of the fact that the options granted under the 1989 Plan will now be subject to the terms of the 1996 Plan and the options originally granted under the Voicetek Plans will be subject to the terms of the 1996 Plan and not the Voicetek Plans. The following description summarizes the material terms of the Plans. The following is only a summary and you should review the terms of the actual plan and option agreement under which your options were granted. If you do not have a copy of the plan or the option agreement pursuant to which your options were granted, Aspect will provide one to you free of charge upon request.

   General. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the 1989 Plan was 12,800,000 and under the 1996 Plan is currently 11,550,000. The maximum number of shares subject to options that may be awarded to one person under the 1989 Plan was 500,000 and under the 1996 Plan is 500,000. The 1989 Plan expired in 1999 and therefore no new options can be granted under that Plan. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the 1992 Voicetek Plan was 1,436,552 and under the 1996 Voicetek Plan was 500,000. No additional options were granted under the Voicetek Plans as a result of Aspect's purchase of Voicetek Corporation and pursuant to the agreement of merger with Voicetek Corporation, all options granted under the Voicetek Plans were converted to options to purchase shares of Aspect common stock, but remained subject to the terms of the Voicetek Plans.

   Administration. The Plans are administered by the Compensation Committee of our Board of Directors. The Compensation Committee is composed of no fewer than two directors who are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The members of the Compensation Committee are appointed by the Board to serve for such terms as the Board may determine by resolution. The Board may remove any member of the Compensation Committee or reconstitute the Compensation Committee with other directors, subject to the requirements of Rule 16b-3.

   Term. The term of each option granted under the Plans was fixed by the Compensation Committee and cannot exceed ten years from the date of grant (and in some of some cases 5 years). The new options to be granted under the 1996 Plan pursuant to the offer will have a term of no more than ten years from the date of grant of the new option.

   Termination of Employment. Options issued under the 1989 Plan and the 1996 Plan generally will expire upon the earlier of ten years after the date of grant (and in some cases five years) or 30 days after the termination date of your employment with Aspect. However, under the 1989 Plan and the 1996 Plan in the event that your employment with Aspect is terminated as a result of death, your options may be exercised, at any time within six months following the date of death (but in no event later than the date of expiration of the term of your option as set forth in your option agreement), by your estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had you continued living and remained employed by Aspect for six months after the date of your death. In the event that your employment is terminated as a result of disability your options may be exercised, at any time within six months following the date of disability (but in no event later than the date of expiration of the term of your option as set forth in your option agreement), by you, but only to the extent of the right to exercise that you had on the date of such termination. Options issued under the Voicetek Plans generally will expire upon the earlier of ten years (and in some cases five years) after the date of grant or three months (or such longer period as your option may otherwise provide in the case of nonstatutory options) after your termination of employment (one year in the case of termination as a result of death or disability) with Aspect. Except as your option agreement otherwise provides, new options that are granted under the 1996 Plan will terminate following the earlier of ten years from the grant date of the new options or 30 days after the termination date of your employment with Aspect. Under the 1989 Plan and the 1996 Plan in the event that your employment with Aspect is terminated as a result of death, your options may be exercised, at any time within six months following the date of death (but in no event later than the date of expiration of the term of your option as set forth in your option agreement), by your estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had you continued living and remained employed by Aspect for six months after the date of your death. In the event that your employment is terminated as a result of disability your options may be exercised, at any time within six months following the date of disability (but in no event later than the date of expiration of the term of your option as set forth in your option agreement), by you, but only to the extent of the right to exercise that you had on the date of such termination. Unless your option agreement otherwise provides, your new options will terminate upon the termination of your employment "for cause," as defined in your option agreement. The termination of your new options under the circumstances specified above will result in the termination of your interests in the 1996 Plan. In addition, your new option may terminate, together with the 1996 Plan and all other outstanding options issued to other employees, following the occurrence of certain "change in control" events, as described below.

   Exercise Price. The exercise price of each option granted under the Plans was determined by the Compensation Committee, and is listed in each individual option agreement. The exercise price of each new option will be determined by the Compensation Committee, but may not be less than the greater of the par value or 100% of the fair market value of a share of our common stock on the date of grant of the new option. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant.

   Vesting and Exercise. The Compensation Committee will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the Compensation Committee.

   The new options will vest pursuant to the vesting schedule contained in the option agreement under which the option was originally granted, however, vesting will be suspended between the date the Company cancels the optionholder's tendered options and the date the Company grants the new options. With respect to the new options each optionholder will be given vesting credit only for the time that the optionholder held the old options, not the time period between the date the old options are cancelled and the date the new options are granted.

   Payment of Exercise Price. Options previously granted under the Plans are exercisable by the methods provided in each plan respectively and individual option agreement. You may exercise your new options, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of Stock Administration, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price. The permissible methods of payment of the option exercise price under the 1996 Plan generally are the following:

  . delivery of cash or a check payable to us;

  . delivery of a full recourse promissory note;

  . tender to us of shares of our common stock, which, if acquired from us, have been owned by the optionholder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price; or

  . delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the company the amount of sale or loan proceeds required to pay the exercise price;

  . a combination of the foregoing methods.

   In addition, under the 1996 Plan if so provided in the option agreement, you may make payment of the exercise price by canceling indebtedness that Aspect owes to you or by having the certificates for the shares for which your option is being exercised delivered to a licensed broker acceptable to the Compensation Committee. The notice should provide that, once the stock certificates are delivered to the licensed broker, the broker will deliver to us cash or a check payable and acceptable to us equal to the sum of the exercise price for the shares purchased pursuant to the exercise of your option and any federal and other taxes which in our judgment we may be required to withhold with respect to the exercise of your option.

   Change in Control. Options granted under the Voicetek Plans may be accelerated within the discretion of the Compensation Committee in the event of a change in control. Unless the individual option agreement provides otherwise, in the event of the proposed dissolution or liquidation of the company, all outstanding options under the 1989 Plan and the 1996 Plan and all new options granted under the 1996 Plan will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. Under the 1989 Plan and the 1996 Plan, the Administrator may, in the exercise of its sole discretion in such instances, declare that any option awarded under the 1996 Plan shall terminate as of a date fixed by the Administrator and give each Grantee the right to exercise his option as to all or any part of the shares subject to the option, including options which would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the company, or the merger of the Company with or into another corporation, all options under the 1989 Plan and the 1996 Plan shall be assumed or an equivalent award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the options or to substitute an equivalent award, in which case the Administrator shall, in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the option as to all of the shares subject to the option, including options which would not otherwise be exercisable. Under the 1996 Plan, if the Administrator makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Grantee that the option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option will terminate upon the expiration of such period.

   Transferability of Options. Options granted under the 1992 Voicetek Plan can only be transferred as provided in each individual option award agreement. Incentive stock options granted under the 1996 Voicetek Plan cannot be transferred and nonstatutory options granted under the 1996 Voicetek Plan cannot be transferred unless such transfer is pursuant to a qualified domestic relations order. Options granted under the 1989 Plan are not transferable. Options granted under the 1996 Plan may not be transferred except, subject to the terms of your option agreement and limitations set forth in the 1996 Plan, to your family members or by will or by the laws of descent and distribution. Your family members include the following:

  . your spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships;

  . any person sharing your household, other than a tenant or employee;

  . a trust in which these persons or you have more than 50% of the beneficial interest;

  . a foundation in which these persons or you control the management of assets; and

  . any other entity in which these persons or you own more than 50% of the voting interests.

   Except for the foregoing, during your lifetime, only you, or your guardian or legal representative in the case of your incapacity or incompetency, may exercise options granted to you.

   Except with the consent of our Board of Directors or the Compensation Committee, no consideration may be paid for any transfer of options under the 1996 Plan. If an option is transferred for consideration with the consent of the Board or the Compensation Committee, the shares issuable upon exercise of the option will not have been registered under the Securities Act of 1933, as amended (the "Securities Act") and will be subject to restrictions on transferability under applicable securities laws. Following a transfer, all options will continue to be subject to the same terms and conditions that were applicable to the options immediately before the transfer.

   Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Plans, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

   U.S. Federal Income Tax Consequences of Incentive Stock Options. The U.S. tax laws limit the amount of stock you can exercise each year under an incentive stock option. For any given calendar year, the shares of stock that may become exercisable for the first time (i.e. vested) by an employee under an incentive stock option may not exceed a total value of $100,000. The valuation of the stock is based upon the aggregate fair market value of the stock on the date the incentive stock option is granted. Any incentive stock option that first becomes vested in excess of the $100,000 limitation in a calendar year is treated as a nonstatutory stock option, rather than an incentive stock option. If more than $100,000 worth of ISO stock first becomes vested in a calendar year, a proportional fraction of each share of stock is allocated between incentive stock options and nonstatutory stock options.

   Under current U.S. law, an optionholder will not realize taxable income upon the grant of an incentive stock option under our stock option plans. In addition, an optionholder generally will not realize taxable income under U.S. law upon the exercise of an incentive stock option. However, an optionholder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an optionholder's death or disability, if an option is exercised more than three months after the optionholder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to U.S. taxation under the rules eligible to nonstatutory stock options.

   If an optionholder sells (or otherwise transfers) the option shares acquired upon exercise of an incentive stock option, the U.S. tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made more than two years after the date the incentive stock option was granted and more than one year after the date the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain will be taxed under U.S. law at the long-term capital gain rate in effect at the time of sale. However, if the optionholder disposes of the option shares before the expiration of the above-stated holding periods (a "disqualifying disposition"), the optionholder will realize taxable ordinary income at the time of disposition equal to the lesser of (1) the excess of the fair market value on the date of exercise over the exercise price, or (2) the optionholder's actual gain, if any on the purchase and sale. The optionholder's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term depending on whether the option shares were held for more than one year.

   Unless an optionholder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder.

   U.S. Federal Income Tax Consequences of Nonstatutory Stock Options. Under current U.S. law, an optionholder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option. However, when an optionholder exercises the nonstatutory option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder under U.S. law. We will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements. Generally, we are required to withhold from an employee's regular wages or supplemental wage payments an amount based on the ordinary income recognized. When the option stock acquired upon exercise of the nonstatutory option is later sold, the holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock and the amount taxed as compensation income at the time the option was exercised. Such gain or loss will be long or short term depending on whether the common stock was held for more than a year.

   An optionholder who has transferred a nonstatutory stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member. The optionholder will be subject to withholding of income and employment taxes at that time. The family member's tax basis in the shares will be the fair market value of the shares on the date the option is exercised. The transfer of vested nonstatutory stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be eligible for inclusion in the optionholder's estate for estate tax purposes. If you tender shares in payment of part or all of the exercise price of a nonstatutory stock option, no gain or loss will be recognized with respect to the shares tendered and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

   Our statements in this offer to exchange concerning the Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the forms of option agreements under the Plans. Please contact us at 1310 Ridder Park Drive, San Jose, CA 95131, phone: (408) 325-2840, Attn: Stock Administration, to receive a copy of the Plans and the forms of option agreements thereunder. We will promptly furnish you copies of the documents that are applicable to your option situation at our expense.

9. Information Concerning Aspect.

   General. Aspect is the leading provider of customer relationship portals, contact servers for managing dynamic customer contact transactions across all wired and wireless communication channels. The Aspect Portal contact server allows businesses to manage all customer contacts dynamically and turn them into relationships, opportunities, and loyalty. Aspect is the only company today that delivers a complete multichannel contact center--the core of any company's customer relationship management ("CRM") strategy. Aspect's contact server synchronizes all customer contact points, including live and self-service, with demonstrated customer return on investment. Aspect's leadership in CRM is based on more than 15 years of experience and over 7,600 implementations deployed worldwide. Aspect powers 78% of Fortune 50 companies.

   Aspect was incorporated in California on August 16, 1985. Its principal executive offices are located at 1310 Ridder Park Drive, San Jose, California 95131, and the telephone number at that address is (408) 325-2200.

   Financial Information. The financial information included in our Annual Financial Report to Shareholders for the fiscal year ended December 31, 2000 is attached as an appendix to the Company's 2001 Definitive Proxy Statement on
Schedule 14A for the Annual Meeting of Shareholders of Aspect Communications Corporation held on May 16, 2001 as filed with the SEC on April 2, 2001.

   See "See Section 16--Additional Information" for instructions on how you can obtain copies of our SEC reports that contain our financial statements.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

   A list of our directors, executive officers and members of our Executive Management Committee is attached to this offer to exchange as Schedule A. Of the options held by these persons, pursuant to the terms of the offer, no options to purchase shares of common stock are eligible to be tendered in the offer.

   As of May 18, 2001, our executive officers and non-employee directors as a group beneficially owned options outstanding (i) under the 1989 Plan to purchase a total of 232,251 shares of our common stock, which represented approximately 11.7% of the shares subject to all options outstanding under the 1989 Plan and (ii) under the 1996 Plan to purchase a total of 445,000 shares of our common stock, which represented approximately 5.2% of the shares subject to all options outstanding under the 1996 Plan.

   As of May 18, 2001, our EMC members who are not executive officers as a group beneficially owned options outstanding (i) under the 1989 Plan to purchase a total of 51,875 shares of our common stock, which represented approximately 2.6% of the shares subject to all options outstanding under the 1989 Plan, and (ii) under the 1996 Plan to purchase a total of 466,750 shares of our common stock, which represented approximately 5.7% of the shares subject to all options outstanding under the 1996 Plan.

   As of May 18, 2001, none of our directors, executive officers or EMC members beneficially owned any options outstanding under the Voicetek Plans.

   On April 2, 2001, we granted 1,500 shares each of our common stock under the Company's Annual Retainer Compensation Plan for Board of Directors to Chris Paisley, Debra Engel, and Jack Peth, who are members of the board of directors of the Company. The shares were issued at $4.00 per share, the fair market value of our common stock on the grant date.

   Except as otherwise described above and other than ordinary course purchases under the Aspect Communications Savings and Retirement Plan and ordinary course grants of stock options to employees who are not directors, executive officers or members of the Executive Management Committee, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Aspect Communications or, to our knowledge, by any executive officer, director, affiliate or subsidiary of Aspect Communications.

11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer

   Options we acquire pursuant to the offer that were granted pursuant to the 1989 Plan will be canceled and no longer be available for issuance. Options we acquire pursuant to the offer that were granted pursuant to the 1996 Plan or the Voicetek Plans will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the 1996 Plan, and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed. We believe that Aspect will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

  . we will not grant any new options to anyone tendering options pursuant to this offer until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

  . the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

   We may incur compensation expense, however, if we grant any options having an exercise price less than the exercise price of any options cancelled pursuant to this tender offer to any tendering optionholder before the scheduled new option grant date. Our grant of those options to the tendering optionholder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the optionholder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to Aspect's earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically until the options are exercised, expired or canceled based on increases or decreases in the market value of the shares subject to the newly granted options.

12. Legal Matters; Regulatory Approvals.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

13. Material Federal Income Tax Consequences.

   The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. In addition, this discussion covers U.S. tax law only and does not attempt to assess the tax consequences of the offer in any other jurisdiction.

   If you exchange outstanding eligible options for new options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

   At the grant date of the new options, you will not be required to recognize additional income for U.S. federal income tax purposes. The grant of options is not recognized as taxable income in the U.S.

   If you tender incentive stock options and those options are accepted for exchange, your new options will be granted as nonqualified stock options.

   If you currently hold vested incentive stock options which you decide not to tender, a portion of your options may cease to qualify as incentive stock options. In other words, even if you decide not to tender your vested incentive stock options, some of these options could lose their treatment as incentive stock options anyway. This is because all your vested options will be treated as becoming exercisable as of the date of the offering (even if your incentive stock options became exercisable in prior years). To the extent that the fair market value of the stock underlying your vested incentive stock options exceeds $100,000 (such amount reduced by the value of your incentive stock options that become exercisable this year prior to the date of this exchange offer), the excess value will have to be allocated as nonstatutory stock options. Thus, if you currently have vested incentive stock options and you choose not to participate in this exchange offer, some of your incentive stock options could be converted to nonstatutory options.

   WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN, U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14. Extension of Offer; Termination; Amendment.

   We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the optionholders and making a public announcement thereof.

   We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the optionholders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

   Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to optionholders or by decreasing or increasing the number of options being sought in the offer.

   Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

   If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the offer for a period of ten business days after the date of such publication:

  (a) (1) we increase or decrease the amount of consideration offered for the options;

    (2) we decrease the number of options eligible to be tendered in the offer; or

    (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

  (b) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15. Fees and Expenses.

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16. Additional Information.

   We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

  1. our Annual Financial Report to Shareholders for our fiscal year ended December 31, 2000 attached as an appendix to the Company's 2001 Definitive Proxy Statement for the Annual Meeting of Shareholders of Aspect Communications Corporation held on May 16, 2001, filed with the SEC on April 2, 2001 as part of the Company's Schedule 14A.

  2. our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

  3. our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2001, filed with the SEC on May 14, 2001; and

  4. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on May 22, 1990, including any amendments or reports we file for the purpose of updating that description.

   These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

   450 Fifth Street, N.W.         7 World Trade Center         500 West Madison Street
          Room 1024                    Suite 1300                     Suite 1400
   Washington, D.C. 20549       New York, New York 10048       Chicago, Illinois 60661

   You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

   Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

   Our common stock is quoted on the Nasdaq National Market under the symbol "ASPT," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

   We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                             1310 Ridder Park Drive
                               San Jose, CA 95131
                              (408) 325-2766 (fax)
                           Attn: Stock Administration

or by telephoning us at (408) 325-2840 between the hours of 8:00 a.m. and 5:00 p.m., Pacific time.

   As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

   The information contained in this offer to exchange about Aspect should be read together with the information contained in the documents to which we have referred you.

17. Miscellaneous.

   This offer to exchange and our SEC reports referred to above include forward-looking statements. When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Aspect or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents filed by Aspect with the SEC, including our Annual Financial Report to Shareholders for fiscal year ended December 31, 2000 attached as an appendix to the Company's 2001 Proxy Statement for the Annual Meeting of Shareholders of Aspect Communications Corporation held on May 16, 2001 and our Quarterly Report reported on Form 10-Q for fiscal quarter ended March 31, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

  .  The Company's business focus continues to evolve.

  .  Revenues are dependent on a small number of products.

  .  The Company's market is intensely competitive.

  .  The Company may be involved in litigation.

  .  Doing business internationally involves significant risk.

  . Regulatory changes and changes made to generally accepted accounting practices principles may impact the Company's business.

  . The Company's intellectual property may be copied, obtained, or developed by third parties.

  .  Technology is rapidly changing.

  .  Acquisitions and investments may be difficult and disruptive.

  . The Company's revenues and operating results are uncertain and may fluctuate.

  . The Company may experience difficulty managing its growth and related changes.

  . The Company may experience difficulty expanding its distribution channels.

  .  The Company is dependent on key personnel.

  .  The Company is dependent on third parties.

  .  The Company's operations are geographically concentrated.

  . The prices of the Company's common stock and convertible subordinated debentures are volatile.

  .  The Company's debt and debt service obligations are significant.

   We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

   We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY ASPECT.

                                   SCHEDULE A

            INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS
               AND MEMBERS OF THE EXECUTIVE MANAGEMENT COMMITTEE
                      OF ASPECT COMMUNICATIONS CORPORATION

   The directors, executive officers and members of the Executive Management Committee of Aspect Communications Corporation and their positions and offices as of May 22, 2001, are set forth in the following table:

Name                                         Position and Offices Held
----                                         -------------------------
Beatriz V. Infante...... Chairman, President, and Chief Executive Officer

Gary L. Smith........... Chief Operating Officer

Betsy Rafael............ Executive Vice President, Finance,
                          Chief Financial Officer, and Secretary

Gary Barnett............ Executive Vice President, eCRM Applications, and
                          Chief Technology Officer

Rod D. Butters.......... Executive Vice President,
                          Product Strategy and Portal Platform, and Chief Strategy Officer

Donald P. Casey......... Director

Debra Engel............. Director

Norman Fogelsong........ Director

Chris Paisley........... Director

John Peth............... Director

David Wright............ Director

David B. Puglia......... Senior Vice President, Global Marketing
                          Member, Executive Management Committee

Christopher T. Pupura... Senior Vice President, Strategic Marketing and Business Planning
                          Member, Executive Management Committee

Frederick H. Harder..... Senior Vice President, Product Operations
                          Member, Executive Management Committee

John H. Viera........... Senior Vice President, Human Resources
                          Member, Executive Management Committee

   The address of each director and executive officer is: c/o Aspect Communications Corporation, 1310 Ridder Park Drive, San Jose, California 95131.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       ASPECT COMMUNICATIONS CORPORATION

                 OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

                UNDER THE ASPECT TELECOMMUNICATIONS CORPORATION

                            1989 STOCK OPTION PLAN,

              THE VOICETEK CORPORATION 1992 EQUITY INCENTIVE PLAN,

            THE VOICETEK CORPORATION 1996 EQUITY INCENTIVE PLAN AND

                     THE ASPECT COMMUNICATIONS CORPORATION

                  1996 EMPLOYEE STOCK OPTION PLAN, AS AMENDED


                               ----------------

   Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Aspect Communications Corporation, 1310 Ridder Park Drive, San Jose, California 95131-2313, Attn: Stock Administration, telephone (408) 325-2840, e-mail OptionExchange@aspect.com.

                               ----------------

                                  May 22, 2001

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